Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Fourth Quarter and Full Year 2020 Results

–Fourth Quarter Adjusted EBITDA Growth of 6%, Led by Strong Construction Products Performance
–Full Year Adjusted EBITDA Growth of 18% Demonstrated the Resilience of the Company's Infrastructure Businesses
–Full Year Free Cash Flow of $178 Million, Second Consecutive Year of Conversion Greater than 100% of Net Income
–Continued Progress on Strategic Positioning with 2020 Acquisitions in Aggregates and Engineered Structures

DALLAS, Texas - ARCOSA, Inc. - February 24, 2021:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter Highlights (All comparisons are versus the prior-year quarter unless noted otherwise)
•Revenues increased 3% to $458.9 million
•Net income of $10.5 million and Adjusted Net Income of $16.5 million
•Diluted EPS of $0.21 and Adjusted Diluted EPS of $0.33
•Adjusted EBITDA increased 6% to $56.4 million
•Operating cash flow of $33.2 million and free cash flow of $8.0 million
•Net income reduced by $4.5 million pre-tax, non-cash impairment on a barge manufacturing asset acquisition from 2018

Full Year Highlights (All comparisons are versus the prior year unless noted otherwise)
•Revenues increased 11% to $1,935.6 million
•Net income of $106.6 million and Adjusted Net Income of $119.8 million
•Diluted EPS of $2.18 and Adjusted Diluted EPS of $2.45, an increase of 4% year-over-year
•Adjusted EBITDA increased 18% to $283.7 million
•Operating cash flow of $259.9 million; free cash flow of $177.8 million, 167% of net income
•Net debt to Adjusted EBITDA of 0.5X for the trailing twelve months and total liquidity of $467.2 million, including cash of $95.8 million

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Commenting on 2020 performance, Antonio Carrillo, President and Chief Executive Officer, noted, “During one of the most challenging business periods in recent history, our 2020 results demonstrate the resilience of our company and the strength of our culture. Our teams did an outstanding job prioritizing the health and safety of our employees and communities, while continuing to provide critical infrastructure products for our customers.

“We achieved 18% Adjusted EBITDA growth, generated $178 million of free cash flow, and maintained a healthy balance sheet in a challenging macroeconomic environment.

“Our Construction Products segment was a key driver of our strong 2020 financial results. The segment reported 35% revenue growth and 50% Adjusted EBITDA growth, driven by the Cherry acquisition and improved margins across the segment. Our outlook for these businesses remains favorable, and we expect to continue to deploy capital to strengthen our current market positions and expand our geographic footprint.

“In 2020, we also strategically expanded our product lines in Engineered Structures to include telecom, traffic, and concrete structures. We are integrating these acquisitions and expect to replicate these platforms in other regions.

“I am very pleased with the progress we have made in positioning Arcosa around more stable infrastructure products since we became an independent company in 2018. Our portfolio is less cyclical than it was three years ago, and we are well-positioned to maintain our momentum even when our Transportation Products businesses are in downturns. Although our guidance range is below 2020’s performance due to the COVID-related downturn in our barge business, the outlook for our key growth businesses in Construction Products and Engineered Structures remains positive.”

Carrillo concluded, “I want to thank all our employees for their dedication under difficult circumstances. The way we have executed in the last year makes me proud to lead such a high performing and resilient company. I am excited about our prospects for the future, and the organic and acquisition growth opportunities we have ahead of us.”

2021 Outlook and Guidance

Based on our current portfolio of businesses, the Company expects full year 2021 revenues of $1.78 billion to $1.90 billion, and Adjusted EBITDA of $250 million to $270 million.

Looking ahead into 2021, we are optimistic on the underlying health of most of our markets, and our key growth businesses in Construction Products and Engineered Structures are positioned well for organic and acquisition growth.

•Construction activity remains robust, particularly in key states like Texas, and could see additional upside from new state and federal infrastructure spending. We continue to see healthy activity in infrastructure and residential markets, while non-residential markets have performed better than expected, led by increased demand for distribution and data centers.
•Our Engineered Structures product lines continue to experience healthy demand led by increased spending on electrical transmission, telecom, and traffic infrastructure, although we expect lower production for wind towers in 2021.

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The largest year-over-year challenge in 2021 will be in our Transportation Products segment, as the barge business continues to be impacted by the effects of COVID-19. As a result, we expect the segment to generate Adjusted EBITDA in the $35-40 million range in 2021, down from $78 million in 2020. We remain confident in the medium and long-term fundamentals of these businesses once short-term macroeconomic conditions improve.

•Dry barge demand is fundamentally strong, and a recovering agricultural economy drove our barge business to a 1.0 book-to-bill in Q4 2020. However, dry barge orders have recently been deferred by the rapid acceleration in steel prices since December 2020, driven by steel capacity that was idled during COVID.
•Liquid barge demand remains depressed by reduced demand for refined products and petrochemicals, which began declining during the COVID pandemic and has not recovered to pre-pandemic levels. We are optimistic about a recovery, but that is unlikely to occur in time for 2021 production.
•Demand in rail components has stabilized, but 2021 is expected to be a lower year for new railcar deliveries in North America than 2020. Industry analysts expect a recovery in new railcar deliveries in the second half of 2021 and into 2022.

The February 2021 winter storm in Texas and the broader Southern United States will impact our Q1 performance, as we lost more than one week of production across a significant part of our operating footprint. As of the date of this release, we have restored operations in most of our facilities but may experience continuing impacts in our supply chain, particularly for steel mill production that was impacted by the storm.

We expect Corporate expenses of approximately $13-14 million per quarter in 2021, excluding potential non-recurring expenses. Additionally, we expect 2021 capital expenditures of $100-110 million, consisting of maintenance capital of approximately $80 million and growth capital of $20-30 million.

Fourth Quarter 2020 Results and Commentary

Construction Products

•Revenues increased 46% to $149.1 million in the fourth quarter, led by higher volumes in our legacy natural aggregates business in North and Central Texas, as well as the Cherry and Strata acquisitions.
•Fourth quarter Adjusted Segment EBITDA increased 73% to $31.0 million, representing a 20.8% margin compared to a 17.5% margin a year ago. The 330 basis-point increase in margin was primarily due to volume and operating improvements in our legacy business, the contributions of Cherry and Strata, and lower fuel costs.
•The Cherry acquisition continued to perform well, driven by healthy demand across natural and recycled aggregates in the Houston area.
•In our natural aggregates business, we experienced strong volumes in Texas from healthy residential and highway demand as well as newly acquired locations. We experienced continued weakness from plants serving oil and gas markets.
•Revenues were also higher in our specialty materials businesses as demand conditions continued to improve from mid-2020 COVID-19 related lows.
•Our trench shoring business stabilized during the fourth quarter, with roughly flat profitability compared to the prior year despite lower revenues.

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Engineered Structures * The Company has renamed the segment formerly called Energy Equipment Group to "Engineered Structures" to more accurately reflect the product portfolio within the segment

•Fourth quarter revenues were down 2% year-over-year to $209.1 million, driven primarily by lower volumes in storage tanks and wind towers. Volumes were higher for utility structures and supported by the addition of the traffic and telecom structures product lines acquired during 2020.
•Adjusted Segment EBITDA decreased 16% to $23.3 million, representing an 11.1% margin compared to a 13.0% margin a year ago. The year-over-year decrease in EBITDA and margin was primarily due to the temporary idling of a wind tower facility for retooling to make larger towers, operational challenges in our utility structures business related to COVID-19, and the ramp-up of a new utility structures facility.
•Inquiry levels for utility structures, wind towers, and the newly acquired product lines remained healthy, driven by robust spending in transmission, renewable energy, telecom, and traffic markets. We are encouraged by recent inquiry activity in wind towers that would add to our backlog for 2021 and 2022 production.
•The combined backlog for utility, wind, and related structures decreased to $334.0 million from $429.3 million at the end of the third quarter.

Transportation Products

•Fourth quarter revenues were $100.6 million, down 24% year-over-year. Barge revenues decreased 18% driven by lower tank barge deliveries. Rail Components revenues declined 44% year-over-year, as the new railcar market remained depressed.
•We incurred a non-cash impairment charge of $4.5 million related to unusable non-operating assets from a barge manufacturing asset acquisition in 2018. This impairment was added back to Adjusted EBITDA.
•Adjusted Segment EBITDA decreased 17% year-over-year to $15.8 million, representing a 15.7% margin compared to a 14.4% margin a year ago. Segment margins increased due to improved profitability in the barge backlog and strong operational performance that more than offset weakness in the components business.
•The barge business received orders of approximately $81 million in the quarter, for a book-to-bill of 1.0. The bulk of these orders were for dry barges. The barge backlog was $175.5 million, compared to $177.5 million at the end of the third quarter.
•We have reduced our capacity in all three barge operating plants to align with lower production levels in 2021, while remaining flexible to allow time for fundamentals to recover. We are evaluating additional cost reduction alternatives and if demand does not improve in the near term, we will take additional actions to reduce our cost structure.
•In our rail components business, we have also reduced our capacity and lowered our cost structure until market conditions improve.

Corporate

•Corporate expenses increased $4.0 million to $16.5 million in the fourth quarter, primarily due to $1.6 million of acquisition-related transaction and integration costs from the Company's 2020 acquisitions.

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Cash Flow and Liquidity

•During the fourth quarter, operating cash flow was $33.2 million and free cash flow was $8.0 million.
•For the full year, operating cash flow was $259.9 million and free cash flow was $177.8 million, or approximately 167% of net income.
•We invested $25.2 million in capital expenditures during the quarter, for a full year total of $82.1 million.
•We also invested $94.0 million in two complementary acquisitions during the quarter, including the $87.0 million acquisition of Strata and the $7.0 million acquisition of an additional traffic structures business with operations in Florida.
•We returned approximately $6.5 million to shareholders during the fourth quarter, through $2.5 million in dividends and $4.0 million in share repurchases. In December 2020 our board authorized a new $50 million share repurchase program effective January 1, 2021 through December 31, 2022.
•We ended the quarter with total liquidity of $467.2 million, including $95.8 million of cash, and net debt to Adjusted EBITDA of 0.5X for the trailing twelve months.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on February 25, 2021 to discuss fourth quarter and full year ended December 31, 2020 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 866-342-8588 for domestic callers and 203-518-9865 for international callers. The conference ID is ARCOSA and the passcode is 272672. An audio playback will be available through 11:59 p.m. Eastern Time on March 11, 2021, by dialing 800-756-8809 for domestic callers and 402-220-7214 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate Strata, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2020 to be filed on or about February 25, 2021, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$458.9	$446.9	$1,935.6	$1,736.9
Operating costs:
Cost of revenues	375.2	369.3	1,553.6	1,404.5
Selling, general, and administrative expenses	59.8	47.1	223.1	179.5
Impairment charge	7.1	—	7.1	—
	442.1	416.4	1,783.8	1,584.0
Operating profit	16.8	30.5	151.8	152.9

Interest expense	2.2	1.7	10.6	6.8
Other, net (income) expense	3.8	0.3	3.0	(0.7)
	6.0	2.0	13.6	6.1
Income before income taxes	10.8	28.5	138.2	146.8
Provision for income taxes	0.3	7.4	31.6	33.5
Net income	$10.5	$21.1	$106.6	$113.3

Net income per common share:
Basic	$0.22	$0.44	$2.20	$2.34
Diluted	$0.21	$0.43	$2.18	$2.32
Weighted average number of shares outstanding:
Basic	48.0	47.9	48.0	47.9
Diluted	48.5	48.4	48.5	48.4

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2020	2019	2020	2019
Aggregates and specialty materials	$136.4	$86.2	$529.4	$364.7
Other	12.7	16.0	64.2	75.0
Construction Products	149.1	102.2	593.6	439.7

Utility, wind, and related structures	160.4	156.0	695.2	625.4
Storage tanks	48.7	57.0	182.5	211.2
Engineered Structures	209.1	213.0	877.7	836.6

Inland barges	82.9	100.9	378.3	293.9
Steel components	17.7	31.4	88.2	171.8
Transportation Products	100.6	132.3	466.5	465.7

Segment Totals before Eliminations	458.8	447.5	1,937.8	1,742.0
Eliminations	0.1	(0.6)	(2.2)	(5.1)
Consolidated Total	$458.9	$446.9	$1,935.6	$1,736.9

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2020	2019	2020	2019
Construction Products	$12.8	$7.4	$74.7	$52.7
Engineered Structures	13.7	20.9	80.2	100.7
Transportation Products	6.8	14.7	54.6	46.8
Segment Totals before Corporate Expenses	33.3	43.0	209.5	200.2
Corporate	(16.5)	(12.5)	(57.7)	(47.3)
Consolidated Total	$16.8	$30.5	$151.8	$152.9

Backlog:	December 31, 2020	December 31, 2019
Engineered Structures:
Utility, wind, and related structures	$334.0	$596.8
Storage tanks	$15.6	$36.2
Transportation Products:
Inland barges	$175.5	$346.9

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$95.8	$240.4
Receivables, net of allowance	260.2	200.0
Inventories	276.8	283.3
Other	32.1	33.5
Total current assets	664.9	757.2

Property, plant, and equipment, net	913.3	816.2
Goodwill	794.0	621.9
Intangibles, net	212.9	51.7
Deferred income taxes	15.4	14.3
Other assets	46.2	41.2
	$2,646.7	$2,302.5
Current liabilities:
Accounts payable	$144.1	$90.0
Accrued liabilities	115.2	119.4
Advance billings	44.7	70.9
Current portion of long-term debt	6.3	3.7
Total current liabilities	310.3	284.0

Debt	248.2	103.6
Deferred income taxes	112.7	66.4
Other liabilities	83.3	58.1
	754.5	512.1

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,694.1	1,686.7
Retained earnings	219.7	122.9
Accumulated other comprehensive loss	(22.1)	(19.7)
Treasury stock	—	—
	1,892.2	1,790.4
	$2,646.7	$2,302.5

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2020	2019
Operating activities:
Net income	$106.6	$113.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	114.5	85.8
Impairment charge	7.1	—
Stock-based compensation expense	20.0	14.6
Provision for deferred income taxes	9.6	17.3
Gains on disposition of property and other assets	(6.4)	(4.0)
(Increase) decrease in other assets	(7.6)	(0.9)
Increase (decrease) in other liabilities	11.5	4.2
Other	0.8	(4.1)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(13.5)	99.0
(Increase) decrease in inventories	32.6	(22.7)
(Increase) decrease in other current assets	1.9	(11.6)
Increase (decrease) in accounts payable	43.5	3.5
Increase (decrease) in advance billings	(31.6)	49.3
Increase (decrease) in accrued liabilities	(29.1)	15.1
Net cash provided by operating activities	259.9	358.8
Investing activities:
Proceeds from disposition of property and other assets	9.6	8.9
Capital expenditures	(82.1)	(85.4)
Acquisitions, net of cash acquired	(455.7)	(32.9)
Net cash required by investing activities	(528.2)	(109.4)
Financing activities:
Payments to retire debt	(104.9)	(81.2)
Proceeds from issuance of debt	251.4	—
Shares repurchased	(8.0)	(11.0)
Dividends paid to common stockholders	(9.8)	(9.9)
Purchase of shares to satisfy employee tax on vested stock	(3.8)	(4.4)
Other	(1.2)	(1.9)
Net cash provided (required) by financing activities	123.7	(108.4)
Net increase (decrease) in cash and cash equivalents	(144.6)	141.0
Cash and cash equivalents at beginning of period	240.4	99.4
Cash and cash equivalents at end of period	$95.8	$240.4

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA and Adjusted Net Income
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. We adjust EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted EBITDA”). GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2021 Guidance
	2020	2019	2020	2019	Low	High
Revenues	$458.9	$446.9	$1,935.6	$1,736.9	$1,780.0	$1,900.0

Net income	10.5	21.1	106.6	113.3	88.0	103.0
Add:
Interest expense, net	2.2	1.3	10.2	5.4	10.0	10.0
Provision for income taxes	0.3	7.4	31.6	33.5	28.0	33.0
Depreciation, depletion, and amortization expense(1)	31.6	22.6	114.5	85.8	124.0	124.0
EBITDA	44.6	52.4	262.9	238.0	250.0	270.0
Add:
Impact of acquisition-related expenses(2)	3.5	—	10.3	2.0	—	—
Impairment charge	4.5	—	7.1	—	—	—
Other, net (income) expense(3)	3.8	0.7	3.4	0.7	—	—
Adjusted EBITDA	$56.4	$53.1	$283.7	$240.7	$250.0	$270.0
Adjusted EBITDA Margin	12.3%	11.9%	14.7%	13.9%	14.0%	14.2%

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net Income	$10.5	$21.1	$106.6	$113.3
Impact of acquisition-related expenses, net of tax(2)	2.6	—	7.8	1.5
Impairment charge, net of tax	3.4	—	5.4	—
Adjusted Net Income	$16.5	$21.1	$119.8	$114.8

(1) Includes the impact of the fair value markup of acquired long-lived assets.
(2) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
(3) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $3.7 million and $0.8 million for the three months ended December 31, 2020 and 2019, respectively, and $3.6 million and $1.5 million for the year ended December 31, 2020 and 2019, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. We adjust Segment EBITDA for certain items that are not reflective of the normal earnings of our business (“Adjusted Segment EBITDA”). GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Construction Products
Revenues	$149.1	$102.2	$593.6	$439.7

Operating Profit	12.8	7.4	74.7	52.7
Add: Depreciation, depletion, and amortization expense	17.2	10.5	60.1	38.0
Segment EBITDA	30.0	17.9	134.8	90.7
Add: Impact of acquisition-related expenses(1)	1.0	—	2.9	1.4
Add: Impairment charge	—	—	0.8	—
Adjusted Segment EBITDA	$31.0	$17.9	$138.5	$92.1
Adjusted Segment EBITDA Margin	20.8%	17.5%	23.3%	20.9%

Engineered Structures
Revenues	$209.1	$213.0	$877.7	$836.6

Operating Profit	13.7	20.9	80.2	100.7
Add: Depreciation and amortization expense	8.7	6.7	31.5	27.9
Segment EBITDA	22.4	27.6	111.7	128.6
Add: Impact of acquisition-related expenses(1)	0.9	—	2.8	—
Add: Impairment charge	—	—	1.3	—
Adjusted Segment EBITDA	$23.3	$27.6	$115.8	$128.6
Adjusted Segment EBITDA Margin	11.1%	13.0%	13.2%	15.4%

Transportation Products
Revenues	$100.6	$132.3	$466.5	$465.7

Operating Profit	6.8	14.7	54.6	46.8
Add: Depreciation and amortization expense	4.5	4.3	18.0	16.3
Segment EBITDA	11.3	19.0	72.6	63.1
Add: Impact of acquisition-related expenses(1)	—	—	—	0.6
Add: Impairment charge	4.5	—	5.0	—
Adjusted Segment EBITDA	$15.8	$19.0	$77.6	$63.7
Adjusted Segment EBITDA Margin	15.7%	14.4%	16.6%	13.7%

Operating Loss - Corporate	$(16.5)	$(12.5)	$(57.7)	$(47.3)
Impact of acquisition-related expenses - Corporate(1)	1.6	—	4.6	—
Add: Corporate depreciation expense	1.2	1.1	4.9	3.6
Adjusted EBITDA	$56.4	$53.1	$283.7	$240.7
(1) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory and other transaction costs.
The guidance range for Transportation Products Segment Adjusted EBITDA is calculated based on an operating profit of between $17-22 million plus depreciation and amortization expense of approximately $18 million.

972.942.6500	12	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS, Free Cash Flow, and Net Debt to Adjusted EBITDA
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in dollars per share)
Diluted EPS	$0.21	$0.43	$2.18	$2.32
Impact of acquisition-related expenses	0.05	—	0.16	0.03
Impairment charge	0.07	—	0.11	—
Adjusted Diluted EPS	$0.33	$0.43	$2.45	$2.35

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We use this metric to assess the liquidity of our consolidated business. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions. We define Free Cash Flow as cash provided by operating activities less capital expenditures.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions)
Cash Provided by Operating Activities	$33.2	$139.8	$259.9	$358.8
Capital expenditures	(25.2)	(24.4)	(82.1)	(85.4)
Free Cash Flow	$8.0	$115.4	$177.8	$273.4

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

December 31, 2020
(in millions)
Total debt	$254.5
Cash and cash equivalents	95.8
Net Debt	$158.7

Adjusted EBITDA (trailing twelve months) (1)	$291.4
Net Debt to Adjusted EBITDA	0.5
(1) Adjusted EBITDA includes 9 month pro-forma adjustment of $7.7 million based on previously disclosed Adjusted EBITDA for Strata of $10.2 million for the twelve months ended August 31, 2020.

972.942.6500	13	arcosa.com